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Exhibit #10(f)

           DESCRIPTION OF AGREEMENT ON OUTSIDE DIRECTORS COMPENSATION

In consideration of services rendered to the Company, during a calendar year, by the directors of the Company, the Company has agreed to grant warrants to each of the outside directors on a pro rata basis for the actual time served as a Director during such calendar year, to purchase up to 5000 shares of Common Stock. The exercise price for such warrants shall be equal to the fair market value of such shares at the beginning of such calendar year, as determined by the Board of Directors. In addition, the Company agrees to compensate outside directors $1,000.00 per meeting of the Board of Directors effective June 13, 1997.


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